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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of Earliest Event Reported): July 9, 2003

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

             (Exact Name of Registrant as Specified in the Charter)

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
         Delaware                          0-25198                      36-3973627
(State or other jurisdiction         (Commission File No.)            (IRS Employer
     or incorporation)                                             Identification No.)
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                      Universal Automotive Industries, Inc.
                           11859 South Central Avenue
                              Alsip, Illinois 60803

                    (Address of principal executive offices)

                                 (708) 293-4050

              (Registrant's telephone number, including area code)

                                       N/A

         (Former name or former address, if changed since last report.)



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ITEM 5. OTHER EVENTS AND REGULATION FD

         Universal Automotive Industries, Inc. on July 3, 2003 issued a two-year $1,550,000 principal amount of convertible note ("Note") to Global Capital Funding Group, L.P., or its assigns ("Holder"). The Note was issued for a purchase price of $1,240,000. The Note is convertible into the Company's common stock valued at up to 50% of the original principal amount at any time commencing 180 days following the original issuance of the Note and as to the remaining 50% of the principal amount at any time commencing 300 days after issuance. In addition, any accrued, unpaid interest plus other sums owing to the holder are convertible at the conversion price. However, no interest accrues on the Note until occurrence of an event of default or maturity, at which point it accrues at 12% per annum. The conversion price shall be based upon the weighted average sales price of the Company's common stock as reported on Bloomberg L.P. for the ten trading days immediately prior to delivery of notice of conversion, subject to a floor of thirty-five cents ($0.35) per share, and subject to a further limitation as to shares held by the Holder not exceeding 4.99% of the outstanding shares of the Company's common stock. The Holder has agreed not to short the Company's stock prior to any conversion of the Note.

         The Company has the right to prepay the Note so long as no event of default has occurred and it has not received notice of conversion, upon tender of $1,320,000 until 120 days after issuance, $1,425,000 from the 121st day following issuance until the first anniversary of the Note, and $1,550,000 thereafter. Mandatory redemption of the Note is required absent the Holder's prior consent upon the occurrence of: (i) a change in control of the Company (including subsequent acquisition of 33% or more of common stock of the Company, sale by executive officers or directors of 75,000 or more shares of the Company to any one person, or current directors cease to comprise at least two-thirds of the board); (ii) a transfer of all or substantially all of the assets of the Company; or (iii) a consolidation or merger by the Company where it is not the surviving entity. The mandatory redemption price would be the greater of the applicable prepayment price or the number of shares of common stock into which it is then convertible times the average closing bid price for the immediately preceding five trading days of the Company's common stock, as reported by Bloomberg, L.P.

         The Company has agreed to register the shares underlying the Note and Warrant (referenced below) by filing a registration statement no later than 60 days following closing, and to maintain the effectiveness of the registration statement. Certain penalties attach if registration is not effected within 180 days of the date of the Note, and mandatory redemption can be required if registration is not effected by 360 days from the date of the Note. The number of shares issuable on conversion of the Note and on exercise of the Warrant are subject to adjustment for stock splits, reverse splits, stock dividends, capital reorganizations and the like. There is also a weighted average antidilution adjustment which covers the impact for issuance of common stock or derivative securities convertible into or exercisable for shares of common stock at a discount to the market price at the time of any such issuance.

         The Securities Purchase Agreement governing the Note has customary affirmative and negative covenants. In addition, while the Note remains outstanding, there are restrictions on: (i) incurring additional debt other than customary means of financing under lines of credit, fully amortizing loans, credit facilities established in connection with acquisitions (including conventional credit facilities in existence), customary trade debt and customary equipment leases and financings at market rates; (ii) issuance of equity or derivative securities at a discount to the market until 180 days following effectiveness of the registration statement; (iii) engaging in extraordinary transactions such as mergers, consolidations or asset sales where the Company is not the surviving entity; or (iv) material amendments to existing debt or material contracts. Defaults under the foregoing as well as any of the following can result in acceleration of the Note obligation: (a) suspension of trading on a national market, Nasdaq SmallCap Market or OTC Bulletin Board (except limited instances); (b) delisting from Nasdaq SmallCap Market and inability to obtain listing on a national market or quotation on OTC Bulletin Board; (c) failure to satisfy a judgment or order of $1,000,000 or more within 60 days; or (d) breach of the other representations, warranties or covenants of the Note, Warrant or Securities Purchase Agreement.

         Simultaneous with the issuance of the Note, the Company issued the Holder a five-year Warrant to purchase up to 250,000 shares of common stock at $1.20 per share.

         The Holder was paid $38,250 in fees and expense reimbursements in connection with funding the Note, and the Company also paid a fee of $100,000 plus issued five-year warrants (exercisable at 110% of the five trading


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days' closing prices preceding issuance of the Note) to purchase 200,000 shares of Company common stock to Reedland Capital Partners, a division of Financial West Group, the exclusive placement agent for the transaction.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT NUMBER       DESCRIPTION

99.1                 Press Release dated July 9, 2003.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.


                                         /s/ Arvin Scott
                                         ---------------------------------------
                                         Arvin Scott, President and Chief
                                         Executive Officer



Dated: July 9, 2003